CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A, Registration No. 333-192991) of the Aspiration Flagship Fund and Aspiration Redwood Fund (the Funds comprising the Aspiration Funds), and to the incorporation by reference of our report dated November 29, 2018 included in the Annual Reports to Shareholders for the year ended September 30, 2018.

/s/ Ernst & Young LLP

Los Angeles, California
January 28, 2019